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                                                                     EXHIBIT 11

                              BEST SOFTWARE, INC.
                       COMPUTATION OF EARNINGS PER SHARE


                                                       THREE MONTHS ENDED
                                                            MARCH 31
                                                  ---------------------------
                                                      1998             1997
                                                  ----------         --------
                                                  (UNAUDITED)       (UNAUDITED)
Weighted average common shares
  outstanding
Common stock equivalents:                             10,981            6,731
    Preferred stock                                       --              625
    Dilutive effect of Stock options and warrants         --              527
    Warrant exercise                                      --              473
Assumed common share issuance for dividends
  in excess of earnings                                   --               --

Weighted average shares outstanding                   10,981            8,356
                                                  ==========         ========

Net income (loss)                                 $   (3,792)        $  2,104
                                                  ==========         ========


Basic net income (loss) per share                 $    (0.35)        $   0.31
                                                  ==========         ========

Diluted net income (loss) per share               $    (0.35)        $   0.25
                                                  ==========         ========

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